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                                                                   EXHIBIT 10.16


Tessera Confidential

                                  TESSERA, INC.
                            TCC(R) LICENSE AGREEMENT

       This Agreement is entered into as of the Effective Date, between Tessera, Inc., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose CA 95134 ("Tessera") and Samsung Electronics Co., Ltd. a corporation organized under the laws of Republic of Korea having a principal place of business at 250 Taepyung-Ro, 2 Ga, Chung-Ku, Seoul, Korea ("Licensee") with reference to the following facts:

                                     Scope:

       WHEREAS, Tessera owns certain semiconductor integrated circuit ("IC") packaging technology it calls TCC technology along with related IC tape mounting technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCC packages or related IC packages, collectively, (the "Technology") (each of the foregoing capitalized terms is more particularly described herein); and

       WHEREAS, Licensee wishes to use the Technology including Tessera's intellectual property rights to manufacture and assemble said TCC and related IC packages that contain IC devices Licensee owns and to sell same in accordance with the terms hereof.

       The Parties Hereto Agree:

       I.     DEFINITIONS:

       As used herein, the following terms shall have the following meaning:

       A. The term "TCC" is an acronym for Tessera Compliant Chip, a type of integrated circuit ("IC") package made under certain issued Tessera Patents licensed hereunder. Generally, a TCC package has substantially coplanar bump or solder ball contacts disposed in a grid array pattern and comprises a thin compliant multi-layer structure mounted to at least one surface of an IC die, with permanent flexible electrical connections between at least one of said contacts and a corresponding bond pad on said IC die.

       B. The term "uBGA(R)" is a type of TCC package.

       C. The term "Technology" means Tessera Patents, copyrights, and know-how relating to design, manufacture, and assembly of TCC and related packages (excluding Batch Technology as defined herein) including know-how owned by Tessera as of the Effective Date (defined above). Technology shall also include TCC derivatives, modifications, improvements, or enhanced specifications made by Tessera during the term of this Agreement.

       D. The term "Technical Information" means Tessera technical information relating to Technology and know-how which may be proprietary and/or confidential in nature and which may include, without limitation, material specifications, current best method of manufacture and



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assembly, plating processes, tooling specifications, design methods, techniques, proprietary software, process data, yields, reliability data, and other Tessera engineering data and test results needed by Licensee (the foregoing by mutual agreement) to exercise the rights, licenses and privileges granted hereunder. A summary of the current Technical Information is listed in Attachment B.

       E. The term "Patent" means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, divisions, and all corresponding foreign patents.

       F. The term "Tessera Patent" means Patent(s) which arise out of inventions based on the Technology made and/or acquired by Tessera based on the Technology prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any third party patent based on the Technology under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof, including US patents and US patent applications set forth in Attachment A attached and Improvements thereto which had or have a first effective filing date in any country prior to expiration or termination of this Agreement.

       G. The term "Batch Technology" as used herein means Technology including:
(i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package;
(ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of a TCC package. Notwithstanding, the parties expressly agree that any TCC package made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding ("TAB") gang bonding methods, is NOT included in Batch Technology.

       H. The term "Billable Pin" means any electrical connection to an IC bond pad made or contained in any TCC or related IC package licensed hereunder.

       I. The term "Licensee's Improvements" means device design modifications, derivatives, improvements, or enhanced specifications, relating to the TCC package or related materials that may be made by Licensee arising out of Technology or Technical Information or incorporated in a TCC or related IC package by Licensee for sale or other transfer to a third party during the term of this Agreement or extension hereof. Notwithstanding, the term "Licensee



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Improvements" does not include manufacturing process improvements unless such a process improvement enables a particular package structure to the exclusion of other practically feasible methods of making such a structure. The parties agree that Licensee's inventions that do not arise out of Tessera's confidential information, Technology, or Technical Information shall be excluded from the definition of Licensee's Improvements unless such invention infringes a Tessera Patent or is incorporated in a TCC or related IC package by Licensee for sale or other transfer to a third party.

       J. The term "Standards" means those minimum standards set by Tessera for quality, reliability, materials, external device properties and/or measurements pursuant to which Licensee may sell any TCC package or related IC package under a Tessera trademark.

       K. The term "Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and is more than fifty percent (50%) of the voting stock is owned or controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists.

       L. The term "TCMT" means a single or multi-layer flexible film made under or using the Technology and incorporated into the manufacture of a TCC or related IC package. Typically, TCMT is comprised of a first layer of flexible film with external coplanar electrical contacts, each connected to one or more flexible leads for direct bonding to bonding pads of an IC die, plus possible optional signal or ground plane wiring layers. A compliant layer may optionally be attached to the first layer on the side opposite the external electrical contacts ready for die attach.

       M. The term "Effective Date" means the date this contract is approved by the Korean Government; however, both parties acknowledge that they are bound by the terms and conditions of the Agreement on the date of the last signing party hereto.

       II.    LICENSEE RIGHTS:

       A. TCC Assembly License Grant. Subject to the terms and conditions hereinafter set forth, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sub-licensable limited license to use the Technology and Technical Information to make and/or have made TCC and related IC packages and use or sell same world wide.

       B. TCMT Technical Information Excluded. Notwithstanding Licensee's rights under Paragraph II.A. above, unless Licensee also enters a TCMT License with Tessera and pays the full License Fee(s) thereof, Licensee shall not receive any Technical Information, documentation, training, or other technology transfer related to the manufacture of TCMT or related materials, or the conversion or use of TAB tape or other flexible circuit materials for the manufacture of any TCC or related IC package. Licensee expressly acknowledges that it shall develop or acquire such information and/or know-how independent of any assistance whatsoever from Tessera.



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       C. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee's rights herein expressly exclude any right to package and/or assemble, or sell any TCC or related IC package made using Batch Technology. Notwithstanding, when Tessera decides to license such Batch Technology to others, Tessera agrees to enter into good faith negotiations with Licensee on the terms and conditions of a separate agreement to define the parties relationship with respect to Batch Technology.

       D. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee, its Subsidiaries or Affiliates, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents.

       III.   FEE AND ROYALTY:

       A. License Fee. As consideration for the licenses and the assembly rights and privileges of section II. A., hereof, Licensee shall pay to Tessera the sum of [*] US DOLLARS ($[*]) as a Licensee Fee for training, documentation, and technology transfer.

       B. Royalty. In addition to the License Fee, Licensed shall pay running royalties for the license granted in Paragraph II.A. twice annually to Tessera during the term of this Agreement. Licensee shall pay a royalty to Tessera in the amount of [*] (US$[*]) per Billable Pin for TCC or related IC packages made by or for Licensee hereunder, whether sold, transferred for value or used internally by Licensee. [*]. Further, no such royalty shall be due to Tessera under this Agreement for TCC or related IC packages manufactured by a bona fide Tessera TCC merchant market assembly licensee where such other Tessera licensee has paid the royalties specified under such other licensee's TCC license agreement and is thus not operating as a supplier for Licensee under Paragraph IX.

       C. Volume Adjustments. Royalty payments due Tessera hereunder shall be adjusted by multiplying Licensee's total base royalty calculated under Paragraph
B. above, by a [*] ([*]) until Licensee has paid Tessera [*] US DOLLARS (US$[*]) in aggregate royalties, and then by a [*] ([*]) until Licensee has paid Tessera an additional [*] US DOLLARS (US$[*]) in royalties. DISCOUNT FOR PREPAYMENT: At any time, Licensee may elect to pay Tessera [*] US DOLLARS (US$[*]) in lieu of any such Volume Adjustments, in which event said Licensee shall notify Tessera and tender such payment and henceforth pay royalties at the lowest level (as set forth in Paragraph III.B., above).

       D. Most Favored Nations. As of the Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to such other licensee than the


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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Royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its Affiliates; (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement; (iii) agreements with governmental or educational agencies; (iv) agreements in settlement of litigation; and (v) [*]. In the event that Tessera grants another license subject to this Paragraph, then Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the Royalty terms of this Agreement, provided that (a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera's rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

       IV.    TAXES:

       Licensee shall obtain a five (5) year tax exemption (starting from the Effective Date) for all taxes levied against Tessera by the Government of Korea pursuant to this Agreement. After such initial five (5) year tax exempt period, Licensee shall withhold the amount of taxes levied by the Government of Korea on the royalty payments made by Licensee to Tessera. Licensee shall promptly provide Tessera with copies of bona fide tax certificates showing that such Tessera tax payments have been made by Licensee to the Government of Korea.

       V.     LICENSEE REPORTS AND PAYMENT:

       A. Royalties shall be calculated beginning on the Effective Date of this Agreement and shall be payable in full in semi-annual payments on a calendar date basis. Such semiannual payment periods for royalties due Tessera shall extend from January 1 to June 30 and from July 1 to December 31 of each year. Licensee shall have twenty (20) days from the last day of a payment period to deliver to Tessera a written Royalty Statement Report (by facsimile, with an original by mail courier) describing the basis upon which royalties have been calculated and the total royalty due Tessera for the applicable payment period. Tessera shall then invoice Licensee (by facsimile, with an original by mail courier) for the royalties due Tessera as set forth in such Royalty Statement Report (or any adjusted amount as mutually agreed between the parties based upon the information provided in the Royalty Statement Reports). Licensee shall then have thirty (30) days from first receipt of Tessera's invoice to pay the royalties due under Tessera's invoice. All payments under this Paragraph shall be made in US Dollars by wire transfer to Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054, Account No. 0350527875, Transit No. 121140399, or such other bank or account as Tessera may from time to time designate in writing. Payments shall be considered to be made as of the day on which they are received in Tessera's designated bank or account.

       B. Licensee will submit with each payment, set forth in Paragraph V.A. above, an accounting of the total quantity of TCC packages manufactured by Licensee or for Licensee

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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through a Supplier (as defined in Paragraph IX) and sold, transferred for value or used internally by Licensee as compared to the total quantity of TCC packages manufactured for Licensee by a separate Tessera assembly licensee and sold, transferred for value or used internally by Licensee.

       VI.    TECHNOLOGY TRANSFER:

       A. In addition to granting of the aforesaid licenses under the Technology, upon Effective Date of this Agreement and the payment of the portion of the License Fee described in Paragraph III.A. above Tessera will transfer to Licensee, not later than thirty (30) days from the Effective Date, certain of the Technology, including certain TCC package specifications, Standards and certain Technical Information for the TCC packages licensed herein.

       B. Tessera will make available on at least a semiannual basis, improvements which have been reduced to practice including changes and modifications in Standards, methods, materials and specifications during the term of this Agreement through Tessera's regularly published Technical Briefing Bulletin or substantially equivalent method. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. In the case Tessera proposes to transfer proprietary or Confidential information to Licensee, Tessera will first provide Licensee a non-confidential outline of the proposed Confidential information, but shall not undertake or complete any transfer unless it first receives Licensee's written acknowledgment and approval. Notwithstanding any provision to the contrary, Tessera shall not be under any obligation to transfer or disclose actual patent applications or related documents to Licensee.

       C. For a period of up to twelve (12) months commencing with the Effective Date of this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Tessera will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Licensee's engineers, as may be necessary in accordance with mutual agreement of the parties to successfully complete the Technology transfer; provided, Tessera shall provide up to sixty (60) working man days of engineering support during first twelve month period for such transfer activity. If at the end of such transfer activity, Licensee has a good faith belief that more training is needed in certain technical areas, Licensee shall specifically define such technical areas to Tessera in writing and Tessera shall then provide up to an additional thirty (30) working man-days of engineering support for the Licensee defined technical areas during first twelve month period for such transfer activity. Licenser agrees to pay all reasonable coach class air travel and hotel charges incurred by Tessera personnel in connection with engineering support performed at any of Licensee's facilities outside of San Jose. Additional engineering interactions, conducted to collaborate on technical issues of mutual concern, shall be supported by each party at its own expense.

       D. Additional engineering support (not to exceed sixty (60) working days) beyond the initial twelve month period for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US $[*] per support engineer, plus reasonable air travel and hotel charges. Any


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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support or other services required thereafter may be provided upon terms mutually agreeable to the parties.

       E. Tessera represents that the Technical information provided hereunder will be prepared with reasonable care and warrants that the Technical Information will, where applicable for similar types of TCC or related IC packages, be the same as the Technical Information used by Tessera.

       VII.   IMPROVEMENTS GRANTBACK:

       A. Licensee hereby grants to Tessera a fully-paid, non-sub-licensable, nontransferable, perpetual, right to use Licensee's Improvements and Licensee's Patent covering any inventions contained in such Licensee's Improvements to manufacture, have manufactured for Tessera, use or sell products. If Licensee receives a paid up license right at the termination of this Agreement, under paragraph X.B. below, Tessera shall have a fully paid up and perpetual license on the terms set forth herein to use Licensee Improvements and Licensee Patents to the same extent as Tessera had been licensed to use Licensee Improvements and Licensee Patents immediately prior to such expiration.

       B. Licensee agrees to negotiate in good faith with other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sub-licensable license under Licensee's Patents covering any inventions contained in such Licensee's Improvements unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees' patents relating to any improvements developed by such other licensee on similar commercially reasonable terms. In no event shall Licensee be under any obligation to grant such licenses to other licensees of Tessera, unless Licensee's Improvements are used in IC packages sold externally to non-Affiliates or proposed by Licensee for incorporation into the Standards. If requested by Licensee, Tessera agrees that it will assist the initiation of such discussions between Licensee and such other licensees.

       C. Any improvement that is made through the joint efforts of Tessera and Licensee shall be deemed a "Joint Improvement" hereunder and shall be the joint property of both Tessera and Licensee, and both Tessera and Licensee shall have a fully-paid, non-assessable, transferable, perpetual, sub-licensable right and license to use such Joint Improvements, but such right and license shall not include any right of license by implication with respect to any part of the Technology. Licensee and Tessera shall reasonably consult with one another with respect to applying for and maintaining jointly owned patents with respect to such Joint Improvements at shared expense. In the event that one party hereto (the "NOTIFYING PARTY;) NOTIFIES the other party that the Notifying Party wishes to apply for or maintain a patent in any country for any such Joint Improvement and the other party hereto does not confirm to the Notifying Party, within thirty (30) days thereafter, that such other party will join in such patent application and share the cost thereof, the Notifying Party shall have a right, at its own expense, to apply for or maintain such patent in its own name, in which case such patent shall be the sole property of the Notifying Party, and the Joint Invention in the country covered by such patent shall be treated as an improvement made solely by the Notifying party, and shall be subject to the provisions of this Agreement covering such party improvements. The parties hereto shall execute such documents and render



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such assistance as may be appropriate to enable the party properly having title to such Improvements to maintain or obtain patents for the same.

       D. Licensee agrees to provide semiannually to Tessera on or about the dates set forth in Paragraph V (Licensee Reports and Payments) written reports on all Licensee Improvements, during the term of this Agreement. Notwithstanding the foregoing, Licensee is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Tessera by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Licensee shall not be under any obligation to disclose actual patent applications or related documents to Tessera.

       VII.   TRADEMARKS & PATENT NOTICE:

              A. Ownership. Licensee acknowledges the ownership of Tessera's trademarks including, but not limited to, TESSERA, TESSERA BLOCK LOGO, TCMT, TCC, COMPLIANT CHIP and uBGA (hereinafter "Marks"), and agrees that it will do nothing inconsistent with such ownership and that all use of the marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement to make and sell TCC packages and related IC packages according to the Standards.

              B. Form of Use. License may use the Marks so long as Licensee provides proper acknowledgment of ownership of the Marks in their documentation, articles and promotional material and so long as such packaged devices meet the Standards. Each such marketing or promotional item shall contain the following text: "____________ (List of the Tessera Trademarks used in the item) are registered trademarks of Tessera, Inc." or a suitable variant thereof to account for asingular use of one or more of the Marks. Further, Licensee shall use its best efforts to use the Tessera Trademarks as modifiers in conjunction with generic nouns, e.g. the uBGA(R) package.

       Licensee agrees to use the Marks only in the form and manner with appropriate legends as prescribed from time to time by Tessera, and not use any other trademark or service mark in combination with any of the Marks without prior written approval of Tessera. All of the Marks, except "TCMT" and "Micro BGA", are federally registered by the U.S. Trademark Office. As such, Licensee shall use the "(R)" symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the "V' symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. "TCMT" and "Micro BGA" are common law trademarks, of Tessera. As such, Licensee shall use the "TM" symbol adjacent these marks in all titles and headings and other prominent uses of the TCMT or Micro BGA marks and shall also use its best efforts to use the "TM" symbol on at least the first and most obvious use of each such mark within the text of any printed material.

              C. Patent Notice. For each sale or other transfer of TCC or Related IC Devices by Licensee, the documentation from Licensee shall include a prominent written notice



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that "These products are made under a license from Tessera, Inc. under Patent
Numbers_________ (the then issued Tessera patents relevant to this Agreement)".

       IX.    SUPPLIER:

       Licensee, at its sole option, may enter agreements ("Subcontract") with suppliers ("Supplier") to manufacture TCCs or related packages or components, materials or services thereof which are licensed hereunder for Licensee only and not for Supplier's use or sale to anyone other than Licensee, provided that: (a) prior to any disclosure of Tessera confidential information, Licensee and Supplier shall execute a Non-Disclosure Agreement having substantially similar terms as Paragraph XIV herein (Non-Disclosure); (b) Licensee shall ensure that Supplier receives no property rights to the Technology transferred under Subcontract and that the rights to any improvements to the Technology made by Supplier shall be Licensee Improvements as set forth in this Agreement; (c) Licensee shall ensure that Supplier respect Licensee's duty to affix the appropriate patent numbers, trademarks and other designations to, each product or material made using the Technology as set forth under this Agreement; and
(d) Licensee shall indemnify and hold harmless Tessera and its successors and assigns against any breach or any damages, costs, or expenses arising from or related to any breach by Licensee or Supplier of the foregoing obligations.

       X.     TERM AND TERMINATION:

       A. Term: This Agreement shall become effective on Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until it automatically expires on the fifteenth (15th) anniversary of the Effective Date provided that:

              1. On or before six months prior to the expiration date hereof, Licensee must elect one of the following options and notify Tessera in writing of its election, for the period beginning upon the expiration of this Agreement:

                     a. Licensee may elect to extend the term of this Agreement for five years, which includes (i) continuing, for the said five year period, the payment of full royalties hereunder, and (ii) continuing during such five year period, all of the obligations, privileges, rights and licenses granted to the parties hereunder including issued Tessera patents and Licensee's right to receive from Tessera the Technical Information relating to improvements to be made by Tessera up to the expiration of such five year period; or

                     b. If Licensee wishes to use further any applicable issued Tessera patent granted prior to the expiration of this Agreement, Licensee may elect to enter into a patent license agreement with Tessera for any such issued Tessera patents and shall pay one-half (1/2) of the royalties listed in Paragraph III.B.(i) hereunder for the lesser of five (5) additional years or the life of the last expiring Tessera patent so licensed by Licensee without the option to receive continuing Technical Information relating to improvements to be made by Tessera up to the expiration of such five year period; or



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                     c. Licensee may elect to permit the Agreement to expire in accordance with its terms (including termination of any payments of royalties to Tessera and termination of any rights of Licensee to use further any Tessera Patent licensed hereunder).

              2. Licensee shall give Tessera written notice of its elected option by the above said notice date. In the event Licensee elects option (a) or
(b) above, the parties agree to meet at a mutually agreed time and place during the year before the year of expiration of any extension of (a) or (b) above to discuss and negotiate in good faith the reasonable terms and conditions for a patent cross license agreement between the parties concerning any valid patents owned by either party relating to the Technology, Licensee's Improvement, or any packaging related improvements thereto, not otherwise covered in the provisions of Subparagraph B. below, or Paragraph VI hereof.

       B. Paid-up license: Upon expiration of any extension hereof under option
(a) above or expiration of any one-half royalty patent license under (b) above, Licensee shall have a fully paid-up and perpetual license on the terms set forth herein to use Technology to the same extent as Licensee had been licensed to use Technology immediately prior to such expiration. Said paid up license shall be as follows:

              1. In the event that Licensee elects option X.A.(1)(a) above, such license shall be for applicable Tessera Patent granted for twenty (20) years from the Effective Date; or

              2. In the event that Licensee elects option X.A.(1)(b) above, such license shall be for applicable Tessera Patent granted for fifteen (15) years from the effective date,

       C. Termination for Breach. Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its material duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports and perform technology transfer as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agee to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party's satisfaction) within sixty
(60) days of notice thereof.

       D. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party or
(ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party ("Selling Party"), the Selling Party shall notify the other party of such sale or assignment of assets or the third party's acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such third party stating that such third party shall expressly undertake all the terms and conditions of this Ageement to be performed by Selling Party. In the event that such assignee/transferee does not agee to fulfill such obligations under this Agreement, the other party shall reserve a right to terminate this Agreement.

       E. Termination for Bankruptcy. In the event that one party becomes bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits



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an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice. Upon such termination the non-bankrupt party shall have an option to terminate the obligations of both the parties to transfer or license Technology, Technical Information, Tessera Patent, or Licensee's Improvement that is filed after the date of termination for bankruptcy, with the parties retaining all rights to use any Technical Information and Technology transferred prior to such termination and/or Tessera Patent and Patent covering any inventions in Licensee's Improvements, to the extent licensed hereunder, just prior to such termination for bankruptcy, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

       F. Any termination of this Agreement pursuant to this paragraph X, except as provided in Subparagraphs X.B. and X.E. above, shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of royalties to Tessera and any rights of Licensee to use any Technology or Tessera Patent licensed hereunder).

       G. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

              1. Licensee's obligation to make payment to Tessera accrued under this Agreement on or prior to expiration or termination.

              2. Licensee's obligation to submit written reports stipulated in Paragraph V, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit, unless such termination is pursuant to Paragraph X.B. in which case Paragraphs V and XI shall not survive the termination of this Agreement.

              3. Paragraph XIV, Non-Disclosure.

              4. Paragraph X, Term and Termination.

              5. Paragraph XII, No Warranties.

              6. Paragraph XIII, Limitation on Damages.

              7. Paragraph XV, Indemnity.

              8. Paragraph XVI, Miscellaneous.

       XI.    REASONABLE AUDIT:

              Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this



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Agreement from the previous three (3) years from the date of notification of the audit; provided, however, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor's report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses.

       XII.   NO WARRANTIES:

       Licensee acknowledges and agrees that the rights and licenses, Technology and Specifications granted or otherwise provided hereunder are provided to Licensee "AS IS", with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Technology or Standards will be sufficient or yield any particular result.

       Notwithstanding the foregoing, Tessera represents that to Tessera's knowledge, as of the Effective Date, there are no pending claims that have been made or actions commenced against Tessera for breach of any third party patents, copyrights or trade secrets.

       XIII.  LIMITATION ON DAMAGES:

       IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

       XIV.   NON-DISCLOSURE:

       A. The parties agree that all confidential information disclosed either orally or in writing by one party to the other pursuant to this Agreement shall for a period of five (5) years from the date of first receipt of this information, not be used except in accordance with the rights and licenses granted pursuant to this Agreement and shall be maintained in confidence by the receiving party, provided, however, that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty (30) days after such disclosure. Such Confidential Information may be disclosed only to employees of the receiving party who



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have a specific need to know such information for the purpose of the disclosing party. Notwithstanding the foregoing provisions of this Paragraph:

              1. The receiving party's obligation with respect to keeping information confidential shall terminate with respect to any part of such information which appears in issued patents or printed publications or which ceases to be confidential or enters the public domain through no fault of the receiving party;

              2. The receiving party shall not be precluded from disclosing or making any use whatsoever of any information which it can show was in its possession prior to the disclosure made by the furnishing party or which subsequently lawfully came into the receiving party's possession through channels independent of the furnishing party or which was developed by the receiving party completely independent of information provided to receiving party hereunder;

              3. For the purpose of keeping information confidential the receiving party shall use efforts commensurate with those which it employs for the protection of corresponding information of its own, but not less than a reasonable degree of care to prevent unauthorized use, disclosure, dissemination, or publication of information transferred hereunder;

              4. The receiving party shall not be liable for any disclosure resulting from the sale of any product or component; and

              5. The receiving party may disclose confidential information of the party to the receiving party's Suppliers or vendors where necessary for the manufacture, use or sale of products by the receiving party, as provided for in Paragraph IX (Supplier).

       B. The parties hereto shall consult with each other from time to time and mutually approve promotional materials, including samples, technical data, or otherwise containing any proprietary and/or confidential information of the parties, for disclosure to customers by either party or jointly under a mutually agreeable and reciprocal non-disclosure agreement. Notwithstanding the parties' obligations hereunder with respect to timely reports and/or disclosures to the other containing confidential information, breach of this Paragraph XIV by either party shall be deemed sufficient cause for the other party to terminate any further obligation to make confidential disclosures to the breaching party without limiting any other remedy at law. If such a breach occurs, the non-breaching party shall send a written notification to the breaching party. The breaching party will then have fifteen (15) days from the mailing date of the notification within which to mitigate the effects of the wrongful disclosure amounting to a breach hereunder. If such actions are sufficient to mitigate the effects of the wrongful disclosure, the obligation of the Non-breaching party to make confidential disclosures shall resume.

       XV.    INDEMNITY:

       A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) arising out of or related to Licensee's use of Technology or Technical Information.



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Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

       B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.

       XVI.   MISCELLANEOUS:

       The following additional terms shall apply to this Agreement:

       A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

       B. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

       C. Equitable Relief. Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

       D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

               Tessera:     Tessera, Inc.
                            3099 Orchard Dr.
                            San Jose, California 95134
                            Facsimile No.: 408-894-0768
                            Attn.: Chief Executive Officer

Tessera Confidential

          Licensee:        Samsung Electronics Co., Ltd.
                           San #24 Nongseo-Ri, Kiheung-Eup
                           Youngin- City, Kyungki-Do, KOREA
                           Facsimile: 82-2-760-6186
                           Attn.: Young-Bok Kim
                                  Senior Manager
                                  Technology Planning Group
                                  Semiconductor R&D Division

       Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

       E. Documentation Managers. Both Licensee and Tessera shall designate a Documentation Manager to perform the task of logging and tracking the confidential documents transferred between the companies. If possible, each transfer of confidential information should be first transferred between the respective Documentation Managers before disclosure in a meeting or via mail/fax. If the information is first disclosed between representatives of the parties, an effort should be made to send a copy of the disclosed information to the receiving party's Documentation Manager along with the date of the disclosure. Tessera's Documentation Manager is Christopher M. Pickett, Director of Intellectual Property and may be contacted at the Tessera fax and street address. Licensee's Documentation Manager is Han-Ki Kim, Manager and may be contacted at Samsung Electronics Co., Ltd., San #24 Nongseo-Ri, Kiheung-Eup, Youngin- City, Kyungki-Do, KOREA, Facsimile: 82-2-760-6186.

       F. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

       G. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

       H. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party except as otherwise provided elsewhere in this Agreement.

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       I. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States, and of any other country as applicable relating to the export of commodities and technical data, any direct product of such data, or any product received the other, to any proscribed country listed in such laws and regulations unless properly authorized by the appropriate government, and not knowingly export, or allow the export or re-export of any Technology or Proprietary Information, or any system, component, item, material or package made under or using the foregoing, in violation of any restrictions, laws or regulations, or without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the US Export Administration Regulations (or any successor supplement or regulations).

       J. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.                           SAMSUNG ELECTRONICS CO., LTD.


By: /s/ JOHN W. SMITH                   By: /s/ SEYONG OH
   --------------------------------        -------------------------------------


Print Name: John W. Smith               Print Name: Seyong Oh
           ------------------------                -----------------------------


Title: President                        Title: Director
      -----------------------------           ----------------------------------


Date: 5-12-97                           Date: 5-17-97
     ------------------------------          -----------------------------------